Exhibit 10.2

Sturlugata 8 IS-101 Reykjavik ICELAND Phone: +354 570 1900 Fax: +354 570 1981 E-mail: info@decode.is Web Page: www.decode.com

18 August, 2003

J. Neal Armstrong

141 Needham Street

Newton, MA 02464

Dear Neal,

We are delighted that you have agreed to serve as a member of the Board of Directors of deCODE genetics, Inc. (the “Company”).  This letter will confirm our understanding regarding your service.  You have agreed to serve as a member of the Board of Directors of the Company (the “Board”) and as the Chairman and financial expert of the Audit Committee of the Board and will perform the duties of those positions in accordance with the Company’s Amended and Restated Articles of Incorporation and Bylaws and all applicable laws and regulations.   We understand that you will dedicate such time as is necessary or appropriate to the performance of these services.

In consideration of your services the Company shall pay you (a) an annual retainer of $12,000 which shall be paid on the Commencement Date  (as defined below) and on each anniversary of the Commencement Date (subject to pro ration in the final year of the term of this agreement if you resign from the Board prior to an anniversary of the Commencement Date) and (b)  $3,000 per day for each Board or committee meeting that you attend whether personally or by telephone participation and for each other day on which you provides services to the Company at the Company’s request.  The Company will also reimburse you for first class travel and accommodations and incidental expenses you incur on behalf of or for the benefit of the Company, including travelling to and from Board and committee meetings, upon receipt of a request from you supported by appropriate receipts and other relevant documentation.

In addition, on the Commencement Date the Company will grant you a non-qualified stock option under its 2002 Equity Incentive Plan to purchase up to 60,000 shares of the Company’s common stock at a price equal to the closing price of the stock as reported on the Nasdaq National Market on the day prior to the Commencement Date on the terms and conditions contained in the stock option grant agreement attached as an exhibit to this letter.

The agreement contained in this letter shall become effective upon your election as a member of the Board (the “Commencement Date”) and shall continue until the close of business on the third anniversary of the date of this Agreement or such earlier date, if any, that you resign from the Board and thereafter until terminated by either party upon 90 days’ written notice to each other.

If the terms set forth in this letter are satisfactory to you, please indicate by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

/s/ Kári Stefánsson
Kári Stefánsson
Chairman of the Board of Directors

Agreed:

/s/ J. Neal Armstrong
J. Neal Armstrong